Exhibit 10.52a

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective the 1st day of August (the “Effective Date”) is made by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and Marwan Fawaz, an adult resident of Colorado (the “Executive”).

RECITALS:

WHEREAS, the Executive and the Company have previously entered into that certain Employment Agreement dated August 1, 2006  (the "Old Employment Agreement") and the parties desire to amend and restate in its entirety the Old Employment Agreement;

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Executive Vice President and Chief Technical Officer and the Executive desires to serve the Company on the terms herein provided;

WHEREAS, in connection with the entry into the Agreement, the Executive will be granted performance units and restricted shares of Company Stock pursuant to the Company's 2001 Stock Incentive Plan, as amended as of the date hereof (the “Special Equity”);

WHEREAS, Executive’s agreement to the terms and conditions of Sections 17 and 19 are a material and essential condition of Executive’s employment with the Company hereafter under the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.  Certain Definitions.

    (a)           “Allen” shall mean Paul G. Allen (and his heirs or beneficiaries under his will(s), trusts or other instruments of testamentary disposition), and any entity or group over which Paul G. Allen has Control and that constitutes a Person as defined herein.  For the purposes of this definition, “Control” means the power to direct the management and policies of an entity or to appoint or elect a majority of its governing board.

    (b)           “Annual Base Salary” shall have the meaning set forth in Section 5.

    (c)           “Board” shall mean the Board of Directors of the Company.

    (d)           “Bonus” shall have the meaning set forth in Section 6.

    (e)           The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i) Executive’s breach of a material obligation (which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach)

or representation under this Agreement or breach of any fiduciary duty to the Company which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach; or any act of fraud or knowing material misrepresentation or concealment upon, to or from the Company or the Board;

(ii) Executive’s failure to adhere in any material respect to (i) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (ii) any written Company policy, if such policy is material to the effective performance by Executive of the Executive’s duties under this Agreement, and if Executive has been given a reasonable opportunity to cure this failure to comply within a period of time which is reasonable under the circumstances but not more than the thirty (30) day period after written notice of such failure is provided to Executive; provided that if Executive cures this failure to comply with such a policy and then fails again to comply with the same policy, no further opportunity to cure that failure shall be required;

(iii) Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv) Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), or entering into any pretrial diversion program or agreement or suspended imposition of sentence, with respect to either a felony or a crime that adversely affects or could reasonably be expected to adversely affect the Company or its business reputation; or the institution of criminal charges against Executive, which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v) Executive’s admission of liability of, or finding of liability, for a knowing and deliberate violation of any “Securities Laws.”  As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi) conduct by Executive in connection with Executive’s employment that constitutes gross neglect of any material duty or responsibility, willful misconduct,  or recklessness which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach;

(vii) Executive’s illegal possession or use of any controlled substance, or excessive use of alcohol at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior;

(viii) willful or grossly negligent commission of any other act or failure to act in connection with the Executive’s duties as an executive of the Company which causes or reasonably may be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

If Executive commits or is charged with committing any offense of the character or type specified in subparagraphs 1(e)(iv), (v) or (viii) above, then the Company at its option may suspend the Executive with or without pay.  If the Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any such offense (or any matter that gave rise to the suspension), the Executive shall immediately repay any compensation paid in cash hereunder from the date of the suspension.  Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on restricted shares shall be tolled during the period of suspension and all unvested options and restricted shares for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension the Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any offense specified in subparagraphs 1(e)(iv), (v) or (viii) above or any matter that gave rise to the suspension.

           (f)           “Change of Control” shall be deemed to have occurred if:

       (i)           any Person is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing the Applicable Percentage (as defined below) or more of the total voting power of all of the Company’s then outstanding voting securities.  For purposes of this Section 1(f), the term “Person” shall not include:  (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities, or (D) Allen.  For purposes of this Agreement, in the case of a recapitalization or other exchange involving the exchange of Company voting stock for the Company's debt, the group of debtholders that acquires such Company voting stock as the result of such recapitalization or exchange shall not be treated as a single Person solely by reason of such recapitalization or exchange; or

   (ii)           the occurrence of a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination:  (A) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than fifty percent (50%) of the total voting power of the then outstanding voting securities of the entity resulting from such Business Combination (or such assets as the case may be) or the parent of such entity in substantially the same proportionate ownership as in effect immediately prior to the Business Combination (the “Resulting Entity”); and (B) a majority of the members of the board of directors or other governing body of the Resulting Entity were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination; or

   (iii)             the consummation of a plan of complete liquidation or dissolution of the Company; or

   (iv)             if and when Allen shall no longer have the power to appoint a majority of the Board, during any period of two (2) consecutive calendar years, individuals who either (A) at the beginning of such period are members of the Board ("Incumbent Directors"), or (B) whose election to the Board during such period is approved by a vote of the majority of those members of the Board who are Incumbent Directors at the time of such approval, whereupon such individual so approved shall be treated as an Incumbent Director with respect to future approvals, cease for any reason to constitute a majority of the Board.

       Notwithstanding the foregoing subsections 1(f)(i) through (iii), a Change of Control shall not include any transaction or series of transactions, including any transactions described above if, following such transaction or transactions, (x) Allen has the largest percentage ownership of the voting securities in the Company or any successor or surviving corporation held by any Person (other than any Person that includes Allen), provided such percentage ownership is more than twenty-five percent or (y) Allen has the power to appoint a majority of the members of the Board of Directors.

        For purposes of this definition, (A) at all times that Allen is or are the “beneficial owner(s)” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of securities representing in the aggregate at least fifty percent (50%) of the total voting power of all of the Company’s then outstanding voting securities, “Applicable Percentage” means fifty percent (50%); and (B) at all times that Allen is or are the beneficial owner(s) of securities representing in the aggregate less than fifty percent (50%) of the total voting power of all of the Company’s then outstanding voting securities, “Applicable Percentage” means any percentage that is more than the greater of (1) the percentage of the total voting power of all of the Company’s then outstanding voting securities represented by securities beneficially owned by Allen or (2) twenty-five percent (25%).

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)           “Committee” shall mean either the Compensation and Benefits Committee of the Board, or a Subcommittee of such Committee duly appointed by the Board or the Committee.

(i)           “Company” shall have the meaning set forth in the preamble hereto.

(j)           “Company Stock” shall mean the $.10 par value common stock of the Company.

(k)           “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 14(a)(ii) – (vi), the date of termination of employment, as defined in 409(A) regulations under the Code.

(l)           For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (a) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section, or (b) Executive is considered disabled for purposes of receiving / qualifying for long term disability benefits under any group long term disability insurance plan or policy offered by Company in which Executive participates.  The Disability of Executive will be determined by a medical doctor selected by written agreement of Company and Executive upon the request of either party by notice to the other, or (in the case of and with respect to any applicable long term disability insurance policy or plan) will be determined according to the terms of the applicable long term disability insurance policy / plan.  If Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability.  The determination of the medical doctor selected under this Section will be binding on both parties.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section, and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section.

(m)           “Executive” shall have the meaning set forth in the preamble hereto.

(n)           “Good Reason” shall mean any of the events described herein that occur without Executive's prior written consent: (i) any reduction in Executive’s Annual Base Salary, Target Bonus Percentage, or title except as permitted hereunder, (ii) any failure to pay Executive's compensation hereunder when due; (iii) any material breach by the Company of a term hereof; (iv) relocation of  Executive’s primary workplace to a location that is more than  fifty (50) miles from the office where Executive is then assigned to work as Executive’s principal office; (v) a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive (and were not identified by the Company to be assigned only on an interim basis at the time of assignment or thereafter) and generally are part of the responsibilities and functions assigned to a Chief Technical Officer of a public corporation or (vi) any change in reporting structure such that Executive no longer reports directly to the "Chief Executive Officer (or equivalent position, if there is no Chief Executive Officer)" (in each case “(i)” through “(vi)” only if Executive objects in writing within 30 days after being informed of such events and unless Company retracts and/or rectifies the claimed Good Reason within 30 days following Company’s receipt of timely written objection from Executive); (vii) if within six months after a Change of Control, Executive has not received an offer from the surviving company to continue in his or her position immediately prior to such Change of Control under at least the same terms and conditions

(except that the value of equity-based compensation after such Change of Control need only be commensurate with the value of equity-based compensation given to executives with equivalent positions in the surviving company, if any) as set herein; (viii) the Company's decision not to renew this Agreement at the end of its term, or (ix) the failure of a successor to the business of the Company to assume the Company's obligations under this Agreement in the event of a Change of Control during its term.

(o)           “Notice of Termination” shall have the meaning set forth in Section 14(b).

(p)           “Options” shall have the meaning set forth in Section 7

(q)           “Performance Unit” and “Performance Shares” shall have the meaning set forth in Section 9 hereof.

(r)           “Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.

(s)           “Plan” shall mean the 2001 Stock Incentive Plan as amended by the Company from time to time.

(s)           “Restricted Shares” shall have the meaning set forth in Section 8.

(t)           “Term” shall have the meaning set forth in Section 2.

(u)           "Voluntary" and "Voluntarily" in connection with Executive's termination of employment shall mean a termination of employment resulting from the initiative of the Executive, excluding a termination of employment attributable to Executive's death or Disability. A resignation by Executive that is in response to a communicated intent by the Company to discharge Executive other than for Cause is not considered to be "Voluntary" and shall be considered to be a termination by the Company for the purposes of this Agreement.

2.      Employment Term.  The Company hereby employs the Executive, and the Executive hereby accepts his employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date hereof and terminating upon the earlier of (i) July 31, 2010 (the “Initial Term”) and (ii) the Date of Termination as defined in Section 1(k), and, if not terminated earlier, will be automatically renewed at the end of its Initial Term and on each anniversary thereafter for a period of one (1) year unless either party shall give written notice of cancellation to the other party not later than ninety (90) days prior to the end of the Initial Term or anniversaries thereof.

3.  Position and Duties.  Executive shall serve as Executive Vice President and Chief Technical Officer reporting to the Chief Executive Officer, with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for technology and engineering in the Company.  Executive shall devote all necessary business time and attention, and employ Executive’s reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.

4.       Place of Performance.  In connection with Executive’s employment during the Term, Executive's initial primary workplace shall be the Company’s offices in or near Denver, CO  except for necessary travel on the Company’s business.

5.       Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate not less than $470,025.00  per annum (the “Annual Base Salary”), less standard deductions, paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly.  The Annual Base Salary shall compensate Executive for any official position or directorship of a subsidiary or affiliate that Executive is asked to hold in the Company or its subsidiaries or affiliates as a part of Executive’s employment responsibilities.  No less frequently than annually during the Term, the Committee, on advice of the Company’s Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6.        Bonus.  Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus in an amount up to 70 % of Executive’s Annual Base Salary (the “Bonus” and bonuses at such percentage of Annual Base Salary being the “Target Bonus”) pursuant to, and as set forth in, the terms of the Executive Bonus Plan as such Plan may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such Bonus being paid on or before February 28 of the year next following the Bonus Year, or as soon as is administratively practicable thereafter (e.g., after the public disclosure of the Company’s financial results for the prior year on SEC Form 10-K or on such replacement form as the SEC shall determine, for those years as the Company’s securities are traded publicly, and the Company’s annual financial results are reported to the shareholders, for those (if any) years as the Company’s securities are not traded publicly).

7.        Stock Options.  The Company has previously granted to Executive options to purchase shares of Company Stock as set forth in Exhibit A hereto, and may, in the Committee’s discretion, grant to Executive additional options to purchase shares of Company Stock (all of such options, collectively, the “Options”) pursuant to the terms of the Plan, any successor plan and an associated Stock Option Agreement.

8.        Restricted Shares.  The Company has previously granted to Executive Restricted Shares of Company Stock as set forth in Exhibit A hereto, and may, in the Committee’s discretion, grant to Executive Restricted Shares (collectively, the “Restricted Shares”), which shall be subject to restrictions on their sale as set forth in the Plan and an associated Restricted Shares Grant Letter.

9.        Performance Shares Units.  The Company has previously granted to Executive Performance Share Units of which some have been converted into Performance Shares (which are not aggregated in the forgoing description of Restricted Shares) as set forth in Exhibit A hereto, and may, in the Committee’s discretion, grant to Executive further Performance Share Units (collectively, the “Performance Units”), which shall be subject to restrictions on their sale as set forth in the Plan and an associated Performance Unit Grant Letter.

10.      Executive Cash Bonus Plan.  Executive currently is a participant in the Company’s 2005 Executive Cash Award Plan – amended for 2006  with a Plan Award (as defined in such Plan) as set forth in Exhibit B and shall remain a participant in such Plan under the terms therefore for the term of this Agreement.

11.      Benefits.  Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its senior executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company, as amended from time to time.

12.      Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company in accordance with the Company’s generally applicable policies and procedures.  Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

13.      Vacations.  Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time provided that, in no event shall Executive be entitled to less than three (3) weeks vacation per calendar year.  Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

14.      Termination.

(a)       Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

    (i)           Death.  Executive’s employment hereunder shall automatically terminate upon Executive’s death.

    (ii)          Disability.  If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties.  Executive may provide notice to the Company of Executive's resignation on account of a bona fide Disability at any time.

    (iii)         Cause.  The Company may terminate Executive’s employment hereunder for Cause effectively immediately upon delivery of notice to Executive, taking into account any procedural requirements set forth under Section 1(e) above.

    (iv)         Good Reason.  Executive may terminate Executive’s employment herein for Good Reason upon (i) satisfaction of any advance notice and other procedural requirements set forth under Section 1(n) above for any termination pursuant to Section 1(n)(i) through (vi) or (ii) at least 30 days’ advance written notice by the Executive for any termination pursuant to Section 1(n)(vii) through (ix).

    (v)          Without Cause.  The Company may terminate Executive’s employment hereunder without Cause upon at least 30 days’ advance written notice to the Executive.

    (vi)         Resignation Without Good Reason.  Executive may resign Executive’s employment without Good Reason upon at least fourteen (14) days’ written notice to the Company.

(b)       Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 14 (other than pursuant to Sections 14(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination which notice shall be delivered within the applicable time periods set forth in subsections 14(a)(ii)-(vi) above ( the “Notice Period”); provided that the Company may pay to Executive all Annual Base Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period.

(c)       Resignation from Representational Capacities.  Executive hereby acknowledges and agrees that upon Executive's termination of employment with the Company for whatever reason, [s]he shall be deemed to have, and shall have in fact, effectively resigned from all executive, director or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time.

(d)      Termination in Connection with Change in Control.  If Executive’s employment is terminated by the Company without Cause either upon or within thirty days before or thirteen (13) months after a Change of Control, or prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, such termination shall be deemed to have occurred immediately before such Change in Control for purposes of this Agreement and the Plan.

15.       Termination Pay

(a)        Effective upon the termination of Executive’s employment, Company will be obligated to pay Executive (or, in the event of Executive’s death, the Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 15, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan), approved by the Board.  For purposes of this Section 15, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to Company from time to time or, if Executive fails to give notice to Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b)        Termination by Executive for Good Reason or by Company without Cause.  If  prior to expiration of the Term, Executive terminates his or her employment for Good Reason, or  if the Company terminates Executive’s employment other than for Cause or Executive’s death or Disability, Executive will be entitled to receive, subject to the conditions of this Agreement, the  following:

    (i)         (A) all Annual Base Salary and Bonus duly payable under the applicable plan for performance periods ending prior to the Date of Termination, but unpaid as of the Date of Termination, plus (B) in consideration for Executive’s obligations set forth in Section 19 hereof, an amount equal to two (2) times the Executive’s then-current rate of Annual Base Salary and Target Bonus, which total sum shall be payable following the Date of Termination in fifty-two (52) equal bi-weekly installments in accordance with the Company’s normal payroll practices provided that, if a Change of Control occurs (or is deemed pursuant to Sec. 14(d) hereof to have occurred after such termination) during such twenty-four (24) month period (and such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code), any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change of Control.

    (ii)         if Executive’s employment is terminated by the Company without Cause  either upon or within thirty days before or thirteen (13) months after a Change of Control, or prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company shall treat as earned all unvested Performance Units for which the performance term has not expired as of such Change of Control at the rate calculated pursuant to the Plan and the applicable Grant Letter, and shall immediately convert those Units into Restricted Shares and accelerate as of the Date of Termination the removal of restrictions on such shares.

    (iii)         all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the Date of Termination which are payable under and in accordance with this Agreement, which amount will be paid within thirty (30) days after the submission by Executive of properly completed reimbursement requests on the Company’s standard forms;

    (iv)         a lump sum payment (net after deduction of taxes and other required withholdings) equal to twenty-four (24) times the monthly cost, at the time Executive’s employment terminated, for Executive to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for Executive at the Company’s cost at the time Executive’s employment terminated.  This amount will be paid at the same time the payment is made under Section 15(b)(i) and will not take into account future increases in costs during the applicable time period; and

    (v)           notwithstanding anything to the contrary in any award agreement, Executive shall be deemed to be actively employed during the twenty-four (24) month period following termination of employment for purposes of vesting of all stock options, performance units and restricted stock; provided that if a Change of Control occurs (or is deemed pursuant to Sec. 14(d) hereof to have occurred after such termination) within such period, all remaining stock options that would have vested in the twenty-four (24) month period shall vest, and all remaining restricted stock and performance units whose restrictions would have lapsed in the twenty-four (24) month period shall have their restrictions lapse immediately upon such Change of Control; provided, however, that with respect to any equity-based compensation awards subject to Section 409A of the Code (as determined by independent tax counsel retained by the Company), vesting and/or the lapse of restrictions will only be accelerated if such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code, or the first subsequent time at which such distribution may be made in compliance with Section 409A of the Code; and

    (vi)          pay the cost of up to twelve (12) months, as required, of executive-level out-placement services (which provides as part of the outplacement the use of an office and secretarial support as near as reasonably practicable to Executive’s residence).

provided, however, any of the benefits described in Section 15(b)(i) through (vi) that are due to be paid or awarded during the first six (6) months after the Date of Termination shall, to the extent required to avoid the tax consequences of Section 409A of the Code as determined by independent tax counsel, be suspended and paid after the six (6) month anniversary of Executive’s Date of Termination.

           (c)           The Executive shall not be required to mitigate the amount of any payments provided in Section 15, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 15 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Employee from any other source at any time before or after the date of Termination, so long as Executive is not in breach of the Agreement.

    (d)            Termination by Executive without Good Reason or by Company for Cause.  If prior to the expiration of the Term or thereafter, Executive Voluntarily terminates Executive’s employment prior to expiration of the Term without Good Reason or if Company terminates this Agreement for Cause, Executive will be entitled to receive Executive’s then-existing Annual Base Salary only through the date such termination is effective and will be reimbursed for all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the date of termination which are payable under and in accordance with this Agreement; any unvested options and shares of restricted stock shall terminate as of the date of termination unless otherwise provided for in any applicable plan or award agreement; and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this paragraph.

       (e)              Termination upon Disability or Death.  If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 14(a)(ii)) or death (pursuant to Section 14(a)(i)), the Company shall pay to Executive, in a lump sum cash payment as soon as practicable following the Date of Termination, all unpaid Annual Base Salary and Bonus previously earned for a performance period ending prior to the Date of Termination, but unpaid as of the Date of Termination, and the pro rata portion of their Bonus for such year (when and as paid to other senior executives of the Company) for the Performance Period in which the termination occurred.  In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall make interim payments equal to such unpaid disability insurance payments to Executive until commencement of disability insurance payments; provided that, to the extent required to avoid the tax consequences of Section 409A of the Code, as determined by independent tax counsel, the first payment shall cover all payments scheduled to be made to Executive during the first six (6) months after the date Executive’s employment terminates, and the first such payment shall be delayed until the day that is six (6) months after the date Executive’s employment terminates.

       (f)               Benefits. Except as otherwise required by law, Executive’s accrual of, and participation in plans providing for, the Benefits will cease at the effective Date of the Termination of employment.

       (g)              Conditions To Payments. To be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 15(b)(i) and 15(e), Executive must comply with the provisions of Sections 17, 18 and 19.  In addition, to be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 15(b) and 15(e) Executive (or Executive’s executor and personal representatives in case of death) must first execute and deliver to Company, and comply with, an agreement, in form and substance reasonably satisfactory to Company, effectively releasing and giving up all claims Executive may have against Company or any of its subsidiaries or affiliates (and each of their respective controlling shareholders, employees, directors, officers, plans, fiduciaries, insurers and agents) arising out of or based upon any facts or conduct occurring prior to that date. The agreement will be prepared by Company, will be based upon the standard form (if any) then being utilized by Company for executive separations when severance is being paid, and will be provided to Executive at the time Executive’s employment is terminated or as soon as administratively practicable thereafter (not to exceed five (5) business days).  The agreement will require Executive to consult with Company representatives, and voluntarily appear as a witness for trial or deposition (and to prepare for any such testimony) in connection with, any claim which may be asserted by or against Company, any investigation or administrative proceeding, any matter relating to a franchise, or any business matter concerning Company or any of its transactions or operations.  A copy of the standard form release being used by Company as of the date of this agreement for executive separations when severance is being paid is attached to this Agreement as Exhibit C.  It is understood that the final document may not contain provisions specific to the release of a federal age discrimination claim if Executive is not at least forty (40) years of age, and may be changed as Company’s chief legal counsel considers necessary and appropriate to enforce the same, including provisions to comply with changes in applicable laws and recent court decisions.  Payments under and/or benefits provided by Section 15 will not be made unless and until Executive executes and delivers that agreement to Company within twenty-one (21) days after delivery of the document (or such lesser time as Company’s chief legal counsel may specify in the document) and all conditions to the effectiveness of that agreement and the releases contemplated thereby have been satisfied (including without limitation the expiration of any applicable revocation period without revoking acceptance).

       (h)             Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration, subject to the terms of any agreement containing a general release provided by Executive.

     16.          Excess  Parachute Payment.

      (a)                 Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax).  For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax.  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments in such order as Executive shall determine; provided that Executive may not so elect to the extent that, in the determination of the Determining Party (as defined herein), such election would cause Executive to be subject to the Excise Tax.  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

      (b)                 The determination of whether the Total Payments shall be reduced as provided in Section 16(a) and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by Company from among the ten largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject to the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party.  Such Determining Party shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive.  If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive.  If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 16(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by the Executive Party and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

      (c)           If, notwithstanding any reduction described in this Section 16, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.”  The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

      (d)           Notwithstanding any other provision of this Section 16, if (i) there is a reduction in the Total Payments as described in this Section 16, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 16 as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

    17.           Competition/Confidentiality.

    (a)           Acknowledgments by Executive.  Executive acknowledges that (a) during the Term and as a part of Executive’s employment, Executive has been and will be afforded access to

Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (d) the provisions of this Section 17 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Executive.

    (b)            Confidential Information.  (i) The Executive acknowledges that during the Term Executive will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence.  The Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

    (ii)           As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to Company learned by the Executive during the Term or as a result of Executive’s employment with Company:

      (A)           information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

      (B)           the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

      (C)           any trade secret or confidential information of or concerning any business operation or business relationship;

      (D)           computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

      (E)           information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information

(including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

      (F)           information concerning the Company’s employees, officers, directors and shareholders; and

      (G)           any other trade secret or information of a confidential or proprietary nature.

    (iii)         Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

    (iv)         Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Executive or which has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information.  None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

    (v)         Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  Executive recognizes that, as between Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company.  Upon termination of Executive’s employment by either party, or upon the request of Company during the Term, Executive will return to Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

    18.           Proprietary Developments.

                    (a)           Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during  Executive’s employment, which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by  Executive to Company and shall be Company’s exclusive property.  The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Term.  Executive hereby transfers and assigns to Company all proprietary rights which Executive may have or acquire in any Developments and Executive waives any other special right which the Executive may have or accrue therein.  Executive will execute any documents and to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by Company. The parties agree that Developments shall constitute Confidential Information.

      (b)           “Work Made for Hire.”  Any work performed by Executive during Executive’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company.  In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

   19.           Non-Competition and Non-Interference.

   (a)           Acknowledgments by Executive.  Executive acknowledges and agrees that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 19 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living.

   (b)           Covenants of Executive.  For purposes of this Section 19, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second anniversary (or, in the case of Section 19(b)(i), the first anniversary), of the date Executive’s employment terminated provided that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Executive is to be paid any payment under Section 15 hereof.  In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

      (i)           in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to a any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company).  A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business; owns or operates a cable television system; provides direct television or any satellite-based, telephone system-based, internet based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; provides data or internet access services; or offers, provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates; or who or which in any case is preparing or planning to do so. The provisions of this Section 19 shall not be construed or applied (i) so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (ii) so as to prohibit Executive from working as an employee in the cable television business for a company/business that owns or operates cable television franchises (by way of current example only, Time Warner, Cablevision, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided Executive does not otherwise violate the terms of this Agreement in connection with that work;

      (ii)           contact, solicit or provide any service to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

      (iii)           solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Executive’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees.

If Executive violates any covenant contained in this Section 19, then the term of the covenants in this Section shall be extended by the period of time Executive was in violation of the same.

        (c)       Provisions Pertaining to the Covenants.  Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 19 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates.  It is agreed that the Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder.  If any provision of Sections 17, 18 or 19 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by Company or by Company’s failure to exercise any of its rights under any such agreement.

        (d)       Notices.  In order to preserve Company’s rights under this Agreement, Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and  Company shall not be liable for doing so.

        (e)       Injunctive Relief and Additional Remedy.  Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 17, 18 and 19) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy.  Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Company will not be obligated to post bond or other security in seeking such relief.  Without limiting Company’s rights under this Section or any other remedies of Company, if

Executive breaches any of the provisions of Sections 17, 18 or 19, Company will have the right to cease making any payments otherwise due to Executive under this Agreement.

        (f)        Covenants of Sections 17, 18 and 19 are Essential and Independent Covenants.  The covenants by Executive in Sections 17, 18 and 19 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Company would not have entered into this Agreement or employed Executive.  Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Company.  Executive’s covenants in Sections 17, 18 and 19 are independent covenants and the existence of any claim by Executive against Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Section 17, 18 or 19. If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 17, 18 and 19.  The Company’s right to enforce the covenants in Sections 17, 18 and 19 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Sections 17, 18 or 19 , or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 17, 18 and 19 of this Agreement.

      20.           Executive’s Representations And Further Agreements.

      (a)           Executive represents, warrants and covenants to Company that:

         (i)           Neither the execution and delivery of this Agreement by Executive nor the performance of any of Executive’s duties hereunder in accordance with the Agreement will violate, conflict with or result in the breach of any order, judgment, employment contract, agreement not to compete or other agreement or arrangement to which Executive is a party or is subject;

         (ii)          On or prior to the date hereof, Executive  has furnished to Company true and complete copies of all judgments, orders, written employment contracts, agreements not to compete, and other agreements or arrangements restricting Executive’s employment or business pursuits, that have current application to Executive;

         (iii)         Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

         (iv)         Executive has not provided, nor been requested by Company to provide, to Company, any confidential or non public document or information of a former employer that constitutes or contains any protected trade secret, and will not use any protected trade secrets in connection with the Executive’s employment.

      (b)           During and subsequent to expiration of the Term, the Executive will cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to Company and its representatives concerning such matters.  Executive shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement.  This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect such intellectual property rights.  Subsequent to the Term, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged.  Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful.  If Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

               21.       Mutual Non-Disparagement.  Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the business or legal community or in the telecommunications industry.

       22.       Foreign Corrupt Practices Act.  Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder.  When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person.  Failure by Executive to comply with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause.

       23.       Purchases and Sales of the Company’s Securities.  Executive has read and agrees to comply in all respects with the Company’s Policy Regarding the Purchase and Sale of the Company’s Securities by Employees, as such Policy may be amended from time to time.

Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

       24.       Indemnification.  (a)  If Executive is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a "Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that, except as provided in Section 24(c) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(b) The Corporation shall pay the expenses (including attorneys' fees) incurred by Executive in defending any such proceeding in advance of its final disposition (hereinafter, an "advancement of expenses"), provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by Executive in his or her capacity as such shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an "Undertaking"), by or on behalf of such Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "Final Adjudication") that Executive was not entitled to be indemnified for such expenses under this Section 24 or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Subsections 24(a) and (b) hereof shall be contract rights and such rights shall continue even after Executive ceases to be employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.

(c)  If a claim under Section 24(a) or (b) hereof is not paid in full by the Company within sixty (60) days after a written claim therefore has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If Executive is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by Executive to enforce a right to indemnification hereunder (but not in a suit brought by Executive to enforce a right to an advancement of expenses)

it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, Executive has not met the applicable standard for indemnification set forth in the Delaware General Corporation Law.  To the fullest extent permitted by law, neither the failure of the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of Executive is proper in the circumstances because the Executive has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct or, in the case of such a suit brought by Executive, be a defense to such suit.  In any suit brought by Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, under this Section 24 or otherwise shall, to the extent permitted by law, be on the Company.

(d)  The rights to indemnification and to the advancement of expenses conferred in this Section 24 shall not be exclusive of any other right of indemnification which Executive or any other person may have or hereafter acquire by any statute, the Corporation's Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e)  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

25.           Withholding  Anything to the contrary notwithstanding, all payments required to be made by Company hereunder  to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

26.           Notices.  Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:            Charter Communications, Inc.
                     Attn:  Human Resources
                     12405 Powerscouart Drive
                     St. Louis, MO 63131

If to Executive:           6399 South Fiddler's Green Circle 6th Floor
                     Greenwood Village, CO 80111

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

27.           Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

28.           Entire Agreement.  As of the Effective Date, the Employee and the Company hereby irrevocably agree that the Old Employment Agreement is hereby terminated in its entirety, and neither party thereto shall have any rights or obligations under the Old Employment Agreement, including but not limited to, in the case of the Employee, any right to any severance payment or benefit.  This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter, except to the extent said agreements, understandings and arrangements are referenced or referred to in this Agreement.  This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance. Except to the extent the terms hereof are explicitly and directly inconsistent with the terms of the Plan, nothing herein shall be deemed to override or replace the terms of the Plan, including but not limited to sections 6.4, 9.4 and 10.4 thereof.

29.           Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

30.           Assignment.  Subject to the Executive’s right to terminate in the event of a Change of Control hereunder, this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder.  The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning, Executive’s spouse and lineal descendants).  This agreement shall be binding in all respects on permissible assignees.

31.           Notification.  In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

32.           Choice of Law/Jurisdiction This Agreement is deemed to be accepted and entered into in St. Louis County, Missouri. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of Missouri without giving effect to its rules governing conflicts of laws.  Executive agrees that in any suit to enforce this Agreement, or as to any dispute that arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with Company, venue and jurisdiction are proper in the County of St. Louis, and (if federal jurisdiction exists) the United States District Court for the Eastern Division of Missouri in St. Louis, and Executive waives all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

33.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

34.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                Charter Communications, Inc.

                By:  /s/ Neil Smit  8/1/07
                Name:  Neil Smit
                Title:  President & CEO

                EXECUTIVE

                /s/ Marwan Fawaz
                Name:                Marwan Fawaz
                Address:           7315 Singabrush, Parker CO, 80138

			Charter Communications
			Grant Summary Report
			Exhibit A

			Activity as of 6/25/2007
Grant	Grant	Grant				Subject to			Outstanding
Date	Type	Price	Granted	Exercised	Canceled	Repurchase	Outstanding	Vested	Exercisable

2001 Non-Qualified Stock Option

Marwan Fawaz
7/25/2001	Non-Qualified	$20.46	50,000	0	50,000	0	0	0	0

9/28/2001	Non-Qualified	$11.99	40,000	0	40,000	0	0	0	0

8/1/2006	Non-Qualified	$1.28	300,000	0	0	0	300,000	0	0

8/1/2006	Restricted	$0.00	50,000	0	0	0	50,000	0	0

8/1/2006	Restricted	$0.00	133,741	0	0	0	133,741	0	0

8/1/2006	Restricted	$0.00	80,244	0	0	0	80,244	0	0

3/9/2007	Non-Qualified	$2.835	57,300	0	0	0	57,300	0	0

3/9/2007	Restricted	$0.00	133,741	0	0	0	133,741	0	0

Optionee Total			845,026	0	90,000	0	755,026	0	0

Plan Totals			845,026	0	90,000	0	755,026	0	0

Exhibit B

Executive Cash Award Plan